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                             BASIN EXPLORATION, INC.
                              ONSHORE GEOSCIENTIST
                        OVERRIDING ROYALTY INTEREST PLAN

This Onshore Geoscientist Overriding Royalty Interest Plan (the "Plan") shall set forth the terms of the program established by Basin Exploration, Inc. ("Basin") for assignment of overriding royalty interests into geoscientists Basin employs to explore for oil and gas in the onshore area of the United States.

1. PLAN PARTICIPANTS. The persons covered by this Plan (individually a "Participant" and collectively the "Participants") shall be the Vice President of Onshore Exploration and any geologist, geophysicist, or other geoscientist employed by Basin as a member of Basin's onshore exploration group, and approved for inclusion in this Plan by the President (or other Chief Executive Officer of Basin) and the Vice President of Onshore Exploration. A Participant's participation in the Plan shall not be effective until it is confirmed in writing by the President or Chief Executive Officer delivered to the Participant ("Confirmation").

2.       INTERESTS VESTED.

         A. A Participant shall become vested in Overriding Royalty Interests (as hereinafter defined) as of the date and time when a lease or working or operating interest therein covering oil and gas in a Prospect Area in the area described in
                  Section 4 below is Acquired (whether by purchase, farmin or in any other manner) by Basin, its investors or program participants, and/or by third parties acquiring their interests by, through or under Basin and/or its investors or program participants (individually, a "Burdened Party" and collectively the "Burdened Group") provided that the Participant is an employee of Basin at the time of such acquisition and at the time the Prospect Area is Designated as provided below.

         B. For purposes of this Section 2, a lease acquired at a lease sale pursuant to a bid submitted by Basin or a Burdened Party acting pursuant to an agreement with Basin shall be deemed Acquired on the date of the lease sale if the lease is awarded to Basin or a Burdened Party pursuant to that lease sale; a lease acquired pursuant to a farm-in or other agreement shall be deemed Acquired on the date the agreement has been executed by all parties; and a lease with developed reserves acquired by the Burdened Group as described in Section 4 shall be deemed Acquired for purposes of this Section as to undeveloped reserves upon the circulation of an AFE for the drilling or other operation intended to explore for such undeveloped reserves.

         C. For purposes of this Section 2, a Prospect Area is defined as a geographic area (i) located on the onshore area of the United States, I.E., excluding any area covered by state or federal waters off the coast of the United States except for areas in state waters along the coastlines that are related to or extensions of onshore areas worked by Basin's onshore exploration group, (ii) covering a reservoir or other geologic objective that (a) is expected to be tested by the drilling, re-entry or



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                  recompletion of a well and (b) is designated as such
                  ("Designated") in writing by the Chief Executive Officer of Basin based on his evaluation of the information submitted to him by the Vice President of Onshore Exploration. Prospect Areas can overlap in areal extent so long as the areas of overlap do not include the same formations or zones. Generally it is expected that Prospect Areas will be Designated (x) in connection with Basin's internal Clearance To Drill procedure preceding the drilling of an initial well in a Prospect Area, or (y) in connection with Basin's execution of an agreement to acquire an interest in a drill-ready Prospect Area from a third party. However, the Chief Executive Officer shall have the discretion to Designate a Prospect Area at any time he believes appropriate based on the data available to him. A Prospect Area shall not be deemed to include proved and/or probable reserves identified as such in connection with an acquisition by Basin as described in Section 4. The decision of the Chief Executive Officer on when and whether to Designate a Prospect Area and on the area and formations to be included within a Prospect Area shall be based on such criteria as he believes to be appropriate in his sole discretion and shall be final and binding for all purposes of this Plan.

         D. If a Participant leaves Basin employment, the Chief Executive Officer of Basin shall have the discretion to allocate either to such Participant or to a succeeding Participant or to Basin the Overriding Royalty Interest for which such terminated Participant would have otherwise been eligible on any lease or interest therein Acquired by Basin following the termination of such Participant's employment in a Prospect Area that has been Designated during such Participant's employment with Basin.

3.       OVERRIDING ROYALTY INTEREST.

         A. The overriding royalty interest awarded hereunder (the "Overriding Royalty Interest") shall be a maximum of two and one-half percent (2.5%) of the full undivided Working Interest acquired in a lease by the Burdened Group (as such Working Interests may be enlarged or reduced in accordance with the terms and conditions under which such interests are so acquired, and proportionately reduced to the extent the lease covers less than the full and undivided interest in the oil and gas mineral estate covered thereby). For purposes of this Plan, "Working Interest" shall mean the full or undivided cost-bearing interest in a lease which determines the entitlement of the owner thereof to a share of proceeds of production from the lease.

         B. Such Overriding Royalty Interest shall be computed and paid in accordance with the following:

                  1. The Overriding Royalty Interest will be subject to its proportionate shares of all gathering, transportation, processing, treatment and other costs of marketing production from the Working Interest burdened thereby and will be subject to its proportionate shares of all taxes assessed on or measured

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                           by production attributable to such Working Interest.

                  2. The Overriding Royalty Interest will be payable out of and only out of oil and gas produced, saved and marketed attributable to the Working Interest burdened thereby.

                  3. The Overriding Royalty Interest shall not, in any event, be paid or accrued upon any oil, gas, casinghead gas and other hydrocarbon substances used for operating, development or production purposes on the Working Interest burdened thereby or unavoidably lost; or upon gas used in repressuring or recycling operations or pressure maintenance operations benefiting such Working Interest.

                  4. Basin shall not have any duty or obligation to develop or operate the Working Interests burdened by the Overriding Royalty Interest for oil, gas and other hydrocarbons other than in its sole discretion nor to maintain in effect the burdened Working Interests by the payment of delay rentals or the performance of any other act.

                  5. Basin will have, and will reserve from any assignment of the Overriding Royalty Interest, the right to pool or combine the Working Interests burdened thereby and leases and lands covered thereby or any part thereof, in such manner and to such extent as Basin shall determine, with other lands and leases into voluntary units, or into units established by any governmental authority having jurisdiction whenever, in the judgment of Basin, it is necessary or advisable to do so in order properly to explore or develop all or any portion of the affected Working Interests or to promote the conservation of oil or gas therefrom; and if a Working Interest or any part thereof is pooled accordingly, then the Overriding Royalty Interest burdening such Working Interest shall be reduced proportionately to and payable only in the ratio that the acreage burdened by such Overriding Royalty Interest bears to all acreage included in any such pooled unit.

                  6. The Overriding Royalty Interests will be subject to the provisions of any operating agreement now or hereafter covering the Working Interests burdened thereby, and in the event Basin goes nonconsent on any operation pursuant to any such operating agreement, the Overriding Royalty Interest shall be deemed suspended to the extent any such operating agreement would require Basin to bear such overriding royalty notwithstanding its failure to participate in the production burdened by such override.

4. AFFECTED LEASE OR PROSPECT AREA. The Overriding Royalty Interest shall burden all leases or Working Interests therein Acquired (whether by purchase, farm-in or in any other manner) by the Burdened Group subsequent to the effective date of this Plan in Prospect Areas Designated subsequent to the effective date of this Plan, subject, however, to the following exceptions:

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         A.       In the event the Burdened Group acquires, by virtue of a
                  producing property acquisition or exchange or other transaction involving the exchange of consideration for existing developed reserves, an interest in a lease covering proved and/or probable reserves which are identified as such by the seller at the time the lease is acquired, such leasehold interest shall not be included within a Prospect Area or burdened by or subject to the Overriding Royalty Interest insofar as such lease covers and includes such proved and/or probable reserves. In such case, however, Prospect Areas may be Designated covering such portion of the lease that includes other reserves discovered by subsequent exploration on the lease by the Burdened Group.

         B. The Overriding Royalty Interest shall burden interests Acquired prior to the effective date of this Plan in the Prospect Areas described in Exhibit A attached hereto as well as interests in such Prospect Areas Acquired after the effective date of this Plan.

5. PROSPECT SWAPS. If the Burdened Group or a Burdened Party trades or exchanges a leasehold interest in acreage burdened by the Overriding Royalty Interest for a leasehold interest in other acreage from a third party, upon request by the Burdened Group the Participants will relinquish their Overriding Royalty Interests in the interest traded by the Burdened Group if the Participants receive the Overriding Royalty Interest on the interest received by the Burdened Group in exchange.

6. ALLOCATION OF THE OVERRIDING ROYALTY INTEREST. The Participants shall be allocated and severally share 100 percent of the aggregate Overriding Royalty Interest described in paragraph 3 above, provided, however, the Overriding Royalty Interest shall never exceed five-eighths of one percent (0.625%) for each Participant. Each Participant shall be entitled to an equal share of the Overriding Royalty Interest, subject to the 0.625% individual limitation and 2.5% aggregate limitation, regardless of the number of Participants entitled to share in such Overriding Royalty Interest, provided that the Participants are employed by Basin when the Working Interest burdened by the Overriding Royalty Interest is Acquired by the Burdened Group in the manner provided above.

         The number of Participants in the Plan may vary from time to time. When the number of Participants changes as a result of a Confirmation of a new Participant or the termination of a Participant's employment, then subject to Paragraph 2.D. above, Basin shall automatically reallocate the interests of the Participants effective on such Confirmation or termination date to compensate for the new number of Participants so that the Overriding Royalty Interests vesting after the reallocation effective date shall reflect the inclusion or exclusion (as the case may be) of the new or terminated Participant, provided, however, that Basin's reallocation of the Overriding Royalty Interests shall have no effect upon any Participant's Overriding Royalty Interests which have vested prior to the effective date of such reallocation.

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7.       TERMINATION. The rights granted to a Participant pursuant to this Plan shall automatically terminate upon the end of such Participant's employment with Basin subject to the following:

         A. A Participant's termination shall have no effect upon such Participant's Overriding Royalty Interests to the extent such interests have been vested in the Participant prior to his date of termination regardless whether the Participant has received an assignment of the Overriding Royalty Interests; and

         B. Upon demand, Basin will, or will cause the Burdened Parties to, execute and deliver to the Participant appropriate instruments of assignment with respect to the Participant's portion of the Overriding Royalty Interests which have been vested prior to the Participant's date of termination.

8. RECORDABLE ASSIGNMENTS. Basin will, or will cause the Burdened Parties to, make appropriate instruments of assignment of Overriding Royalty Interests on affected leases into the Participants in recordable form and in a timely manner utilizing a form of assignment similar to that attached hereto as Exhibit "B". It is recognized and acknowledged that some leases may be subject to contractual limitations or restrictions upon the right of the Burdened Group to make the recordable form assignments and to such extent it is agreed that notwithstanding the inability of the Burdened Group to make such assignments to the Participants, Basin will nevertheless account to the Participants to the same extent and effect as though such assignments had in fact been executed and delivered and will pay or cause them to be paid to the Participants accordingly.

9. AMENDMENT. Basin, at its sole option and discretion, but only after giving written notice to the Participants, may terminate, amend or otherwise revise this Plan as to all lease or interests therein acquired after the date of such notice.

10. SUCCESSORS. This Plan shall be binding upon and shall inure to the benefit of the Participants and their respective heirs and legal representatives, and Basin and its successors. The term "successor" shall mean any person, firm, corporation or other business entity that, at any time whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of Basin.

11. EMPLOYMENT RELATIONSHIP. Nothing contained in this Plan or in any Confirmation letter received by a Participant shall restrict or otherwise interfere with Basin's discretion with respect to the termination of any Participant's employment.

12. NON-ASSIGNABILITY. Each Participant's rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by

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         operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect. Nothing in this paragraph shall prevent a Participant from assigning or otherwise transferring any interest in vested Overriding Royalty Interests to any party.

13. SEVERABILITY. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14. DELAWARE LAW TO GOVERN. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.





         IN WITNESS WHEREOF, this Onshore Geoscientist Overriding Royalty Interest Plan was adopted by the Company effective this 24th day of August, 1999.


                                       BASIN EXPLORATION, INC.


                                       By:
                                          ---------------------------
                                          Michael S. Smith, President




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